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                                                                    Exhibit 11.1


                              IKOS SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

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
                                             Three Months Ended        Six Months Ended
                                             ------------------      -------------------
                                             April 1,   April 2,     April 1,   April 2,
                                               1995       1994         1995       1994
                                             --------  --------      --------   --------


Net income                                     $  715   $  174        $1,163     $  255

Number of shares used in computing per
  share amounts:
  Weighted average common stock outstanding..   5,521    5,446         5,515      5,442

  Common equivalent shares attributable to
    stock options (treasury stock method)....     490      251           382        240
                                               ------   ------        ------     ------

  Total weighed average common shares
    outstanding..............................   6,011    5,697         5,897      5,682
                                               ======   ======        ======     ======

Net income per share.........................  $ 0.12   $ 0.03        $ 0.20     $ 0.04
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